Exhibit 99.1

Verso Corporation Reports First Quarter 2020 Financial Results

MIAMISBURG, Ohio, May 11, 2020 /PRNewswire/ -- Verso Corporation (NYSE: VRS) today reported financial results for the first quarter of 2020.

First Quarter 2020 Highlights:

  Net sales of $471 million, down $168 million compared to first quarter 2019
  Net income of $54 million or $1.52 per diluted share, including $88 million gain on sale of our Androscoggin and Stevens Point mills, compared to net income of $36 million or $1.03 per diluted share in first quarter 2019
  Adjusted EBITDA of $35 million, versus $69 million in first quarter 2019

Overview
"Our top concern during the COVID-19 pandemic is taking necessary precautions to protect the health and safety of our employees, their families, and our communities, while continuing to meet the needs and expectations of our customers, suppliers, business partners and stockholders," said Verso President and Chief Executive Officer Adam St. John. "While the pandemic-related economic slowdown has had minimal impact on our first quarter results, it is starting to put further demand pressure on our graphic papers business. We have not seen similar pressure within our specialty, packaging and pulp business. With Verso's liquidity and healthy balance sheet, we are well positioned to face the market challenges that are ahead of us. Verso has responded quickly by using our manufacturing expertise and flexibility to accelerate product development efforts and make new grades, while trimming and managing capital allocation and reducing operational and corporate costs across the company. We believe these actions, combined with our strong financial position and healthy balance sheet, will help us successfully manage through this crisis and beyond."

Results of Operations – Comparison of Three Months Ended March 31, 2020 to Three Months Ended March 31, 2019

	Three Months Ended March 31,		Three Month
(Dollars in millions)	2019	2020	$ Change
Net sales	$ 639	$ 471	$ (168)
Costs and expenses:
Cost of products sold (exclusive of depreciation and amortization)	549	427	(122)
Depreciation and amortization	28	23	(5)
Selling, general and administrative expenses	24	27	3
Restructuring charges	-	6	6
Other operating (income) expense	1	(88)	(89)
Operating income	37	76	39
Interest expense	1	-	(1)
Other (income) expense	(1)	(4)	(3)
Income before income taxes	37	80	43
Income tax expense	1	26	25
Net income	$ 36	$ 54	$ 18

Comments to Results of Operations - Comparison of Three Months Ended March 31, 2020 to Three Months Ended March 31, 2019

Net sales
Net sales in the first quarter of 2020 decreased $168 million, or 26%, compared to the prior year as price/mix was unfavorable and sales volume declined. Total company sales volume was down from 665 thousand tons during the first quarter of 2019, to 554 thousand tons during the first quarter of 2020. Of the 111 thousand ton volume decline, 66 thousand tons were attributable to the closure of the Luke Mill. The remaining volume reduction was due to the continued decline of graphic paper demand and the sale of our Androscoggin and Stevens Point mills during the first quarter of 2020, partially offset by an increase in sales volume of packaging papers and market pulp.

Operating income
Operating income was $76 million in the first quarter of 2020, an increase of $39 million when compared to operating income of $37 million in the first quarter of 2019.

Operating results for the first quarter of 2020 were positively impacted by:

  Lower input costs of $10 million, driven by lower chemical, energy and purchased pulp costs, partially offset by higher wood costs
  Lower freight costs of $6 million
  Lower depreciation expense of $5 million
  Reduced planned major maintenance costs of $2 million

Operating results for the first quarter of 2020 were negatively impacted by:

  Unfavorable price/mix of $47 million
  Unfavorable impact of $13 million as a result of lower sales volume driven by a decline in graphic paper sales and the sale of our Androscoggin and Stevens Point mills during the first quarter of 2020, partially offset by an increase in the sales volume of packaging paper and market pulp
  Higher operating expenses of $3 million driven primarily by market downtime and sell through of higher cost inventory produced in 2019, partially offset by reduced corporate overhead and union ratification expense for signing bonuses and for the settlement of various work arrangement issues in the first quarter of 2019 that did not recur in 2020
  Higher Selling, general and administrative costs of $3 million primarily driven by severance costs due to our headcount reduction initiatives and costs associated with the proxy solicitation contest, partially offset by reduced strategic initiative costs and Selling, general and administrative cost reduction initiatives in connection with the sale of our Androscoggin and Stevens Point mills

Other impacts to operating results included:

  Restructuring charges for the first quarter of 2020 increased $6 million compared to the first quarter of 2019 associated with the closure of our Luke Mill in June 2019
  Other operating income for the first quarter of 2020 was favorable $89 million, primarily as a result of the $88 million gain on the sale of our Androscoggin and Stevens Point mills

Other income
Other income in the first quarter of 2020 and first quarter of 2019 included $5 million and $1 million, respectively, associated with the non-operating components of net periodic pension income.

Income tax expense
Income tax expense of $26 million for the first quarter of 2020 primarily reflects the estimated taxes for the period and $6 million of additional valuation allowance recognized against state tax credits. Income tax expense for the first quarter of 2019 was primarily offset by a reversal of valuation allowance.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA
EBITDA consists of earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA reflects adjustments to EBITDA to eliminate the impact of certain items that we do not consider to be indicative of our ongoing performance. We use EBITDA and Adjusted EBITDA as a way of evaluating our performance relative to that of our peers and to assess compliance with our credit facilities. We believe that EBITDA and Adjusted EBITDA are non-GAAP operating performance measures commonly used in our industry that provide investors and analysts with measures of ongoing operating results, unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies.

We believe that the supplemental adjustments applied in calculating Adjusted EBITDA are reasonable and appropriate to provide additional information to investors.

Because EBITDA and Adjusted EBITDA are not measurements determined in accordance with Generally Accepted Accounting Principles (GAAP) and are susceptible to varying calculations, EBITDA and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies. You should consider our EBITDA and Adjusted EBITDA in addition to, and not as a substitute for, or superior to, our operating or net income (loss), which are determined in accordance with GAAP.

The following table reconciles Net income (loss) to EBITDA and Adjusted EBITDA for the periods presented:

	Three Months Ended March 31,
(Dollars in millions)	2019	2020
Net income	$ 36	$ 54
Income tax expense	1	26
Interest expense	1	-
Depreciation and amortization	28	23
EBITDA	$ 66	$ 103
Adjustments to EBITDA:
Restructuring charges (1)	-	6
Luke Mill post-closure costs (2)	-	3
Non-cash equity award compensation (3)	2	2
Gain on Sale of the Androscoggin/Stevens Point Mills (4)	-	(88)
(Gain) loss on sale or disposal of assets (5)	1	-
Shareholders proxy solicitation costs (6)	-	4
Other severance costs (7)	-	4
Other items, net (8)	-	1
Adjusted EBITDA	$ 69	$ 35

(1)	Charges are primarily associated with the closure of the Luke Mill.
(2)	Costs recorded after production ceased at the Luke Mill that are not associated with product sales or restructuring activities.
(3)	Amortization of non-cash incentive compensation.
(4)	Gain on the sale of the outstanding membership interests in Verso Androscoggin LLC in February 2020, which included the Androscoggin Mill and Stevens Point Mill.
(5)	Realized (gain) loss on the sale or disposal of assets.
(6)	Costs incurred in connection with the shareholders proxy solicitation contest.
(7)	Severance and related benefit costs not associated with restructuring activities.
(8)	Other miscellaneous adjustments.

About Verso
Verso Corporation is the turn-to company for those looking to successfully navigate the complexities of paper sourcing and performance. A leading North American producer of graphic and specialty papers, packaging papers and pulp, Verso provides insightful solutions that help drive improved customer efficiency, productivity, brand awareness and business results. Verso's long-standing reputation for quality and reliability is directly tied to our vision to be a company with passion that is respected and trusted by all. Verso's passion is rooted in ethical business practices that demand safe workplaces for our employees and sustainable wood sourcing for our products. This passion, combined with our flexible manufacturing capabilities and an unmatched commitment to product performance, delivery and service, make Verso a preferred choice among commercial printers, paper merchants and brokers, converters, publishers and other end users. For more information, visit us online at versoco.com.

Forward-Looking Statements
In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words "believe," "expect," "anticipate," "project," "plan," "estimate," "intend," "potential" and other similar expressions. Forward-looking statements are based on currently available business, economic, financial, and other information and reflect management's current beliefs, expectations, and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. Verso's actual actions and results may differ materially from what is expressed or implied by these statements due to a variety of factors, including: uncertainties regarding the duration and severity of the COVID-19 pandemic and measures intended to reduce its spread; the long-term structural decline and general softening of demand facing the paper industry; adverse developments in general business and economic conditions; developments in alternative media, which are expected to adversely affect the demand for some of Verso's key products, and the effectiveness of Verso's responses to these developments; intense competition in the paper manufacturing industry; Verso's ability to compete with respect to certain specialty paper products for a period of two years after the closing of the Pixelle Sale; Verso's business being less diversified following the sale of two mills after the closing of the Pixelle Sale; Verso's dependence on a small number of customers for a significant portion of its business; Verso's limited ability to control the pricing of its products or pass through increases in its costs to its customers; changes in the costs of raw materials and purchased energy; negative publicity, even if unjustified; any failure to comply with environmental or other laws or regulations, even if inadvertent; legal proceedings or disputes; any labor disputes; and the potential risks and uncertainties described under the caption "Risk Factors" in Verso's Form 10-K for the fiscal year ended December 31, 2019, Verso's Quarterly Report on Form 10-Q for the three months ended March 31, 2020, and from time to time in Verso's other filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

Conference Call
Verso will host a conference call and webcast for analysts and investors on Monday, May 11, 2020 at 9 a.m. (EDT) to discuss first quarter 2020 financial results.

Analysts and investors may access the live conference call only by dialing 888-317-6003 (U.S. toll-free), 866-284-3684 (Canada toll-free) or 412-317-6061 (international) and referencing elite entry number 0930434 and Verso Corporation. To register, please dial in 10 minutes before the conference call begins. The news release and first quarter 2020 results will be available on Verso's website at http://investor.versoco.com by navigating to the Financial Information page.

Analysts and investors may also access the live conference call and webcast by clicking on the event link https://www.webcaster4.com/Webcast/Page/1524/34541 or by visiting Verso's website at http://investor.versoco.com and navigating to the Events page. Please go to this link at least one hour before the call and follow the instructions to register, download and install any necessary audio/video software.

A telephonic replay of the call can be accessed at 877-344-7529 (U.S. toll-free), 855-669-9658 (Canada toll-free) or 412-317-0088 (international), access code 10143497. The replay will be available starting at 11 a.m. (EDT) Monday, May 11, 2020, and will remain available until June 11, 2020. An archive of the conference call and webcast will be available at http://investor.versoco.com starting at 11 a.m. (EDT) Monday, May 11, 2020, and will remain available for 120 days.

CONTACT: Investor contact: investor.relations@versoco.com, 937-528-3220; Media contact: Shawn Hall, Director, Communications, 937-528-3700, shawn.hall@versoco.com